Exhibit 99.2

Exhibit 99.2 Pro Forma Financial Information

ESCALADE, INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Escalade, Incorporated sold its Information Security business, including the intimus® product line, to an unaffiliated party that is a portfolio company of PHI Fund II, F.C.R. de Regimen Simplificado, a private investment firm based in Madrid, Spain. The sale was accomplished through the purchase and sale of the stock of the Escalade subsidiaries engaged in the Information Security business and of certain U.S. assets relating to that business. The purchase price was 750,000 Euros plus the assumption of certain related liabilities.

The following unaudited condensed consolidated pro forma financial statements are based upon the historical financial statements of Escalade, Incorporated and its wholly-owned subsidiaries, adjusted to reflect the disposition of its Information Security business. The pro forma adjustments also include the disposition of the Company’s Print Finishing business that occurred on June 30, 2014. The following unaudited condensed consolidated pro forma financial statements of Escalade should be read in conjunction with the related notes and with the historical consolidated financial statements of Escalade and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited condensed pro forma consolidated balance sheet reflects the disposition of Information Security as if it occurred on July 12, 2014 while the unaudited condensed pro forma statements of consolidated operations for the six months ended July 12, 2014 and for the year ended December 28, 2013 give effect to the disposition as if it occurred on December 30, 2012, the beginning of the earliest period presented. The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that Escalade management believe are reasonable.

The unaudited condensed consolidated pro forma financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the disposition of Information Security closed on July 12, 2014 for the unaudited condensed pro forma consolidated balance sheet or on December 30, 2012 for the unaudited condensed pro forma statements of consolidated operations. For example, these financial statements do not reflect any potential earnings or other impacts from the use of the proceeds from the disposition or cost reductions of previously allocated corporate costs. Readers should not rely on the unaudited condensed consolidated pro forma financial statements as being indicative of the historical operating results that Escalade would have achieved or any future operating results or financial position that it will experience after the transaction closes.

ESCALADE, INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEETS

JULY 12, 2014

All Amounts in Thousands	Historical	(a) Pro Forma Adjustments Disposition of Information Security	Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$1,145	$949	$2,094
Time deposits	1,700	—	1,700
Receivables, less allowance of $783; $1,105; and $719; respectively	27,285	—	27,285
Inventories	26,321	—	26,321
Prepaid expenses	1,520	—	1,520
Deferred income tax benefit	2,394	—	2,394
Prepaid income tax	2,750	—	2,750
Assets held for sale	4,348	(4,348)	—
TOTAL CURRENT ASSETS	67,463	(3,399)	64,064

Property, plant and equipment, net	10,563	—	10,563
Intangible assets	9,712	—	9,712
Goodwill	13,242	—	13,242
Investments	18,223	—	18,223
Other assets	145	—	145
TOTAL ASSETS	$119,348	$(3,399)	$115,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$8,520	$—	$8,520
Current portion of long-term debt	1,580	—	1,580
Trade accounts payable	3,735	—	3,735
Accrued liabilities	10,716	1,731	12,447
Liabilities held for sale	5,130	(5,130)	—
TOTAL CURRENT LIABILITIES	29,681	(3,399)	26,282

Other Liabilities:
Long-term debt	3,758	—	3,758
Deferred income tax liability	5,456	—	5,456
TOTAL LIABILITIES	38,895	(3,399)	35,496

TOTAL STOCKHOLDERS' EQUITY	80,453	—	80,453
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$119,348	$(3,399)	$115,949

ESCALADE, INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JULY 12, 2014

All Amounts in Thousands Except Per Share Data	Historical	(b) Pro Forma Adjustments Disposition of Information Security	Pro Forma

Net sales	$65,733	$—	$65,733

Costs, Expenses and Other Income
Cost of products sold	45,157	—	45,157
Selling, administrative and general expenses	11,994	—	11,994
Amortization	1,327	—	1,327

Operating Income	7,255	—	7,255

Interest expense	191	—	191
Other expense (income)	(401)	—	(401)

Income Before Income Taxes from Continuing Operations	7,465	—	7,465

Provision for Income Taxes from Continuing Operations	2,434	—	2,434

Net Income from Continuing Operations	$5,031	$—	$5,031

Earnings Per Share From Continuing Operations
Basic	$0.36	$—	$0.36
Diluted	$0.36	$—	$0.36

Weighted Average Shares Outstanding
Basic	13,789	13,789	13,789
Diluted	14,055	14,055	14,055

ESCALADE, INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 28, 2013

All Amounts in Thousands Except Per Share Data	Historical	(c) Pro Forma Adjustments Disposition of Information Security	Pro Forma

Net sales	$163,677	$(30,686)	$132,991

Costs, Expenses and Other Income
Cost of products sold	113,349	(20,358)	92,991
Selling, administrative and general expenses	33,450	(11,997)	21,453
Amortization	2,381	(18)	2,363

Operating Income	14,497	1,687	16,184

Interest expense	738	(334)	404
Other expense (income)	(2,929)	5	(2,934)

Income Before Income Taxes from Continuing Operations	16,688	2,026	18,714

Provision for Income Taxes from Continuing Operations	6,883	(764)	6,119

Net Income from Continuing Operations	$9,805	$2,790	$12,595

Earnings Per Share From Continuing Operations
Basic	$0.73	$0.20	$0.93
Diluted	$0.72	$0.20	$0.92

Weighted Average Shares Outstanding
Basic	13,506	13,506	13,506
Diluted	13,631	13,631	13,631

ESCALADE, INCORPORATED AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

(a)	These adjustments reflect the disposition of the Information Security business assets and liabilities which had been reported as “held for sale” as of July 12, 2014 for approximately $949 thousand in cash and the accrual of indemnities as set forth in the Asset Sale and Purchase Agreement dated October 1, 2014 and the accrual of additional transactional costs. An increase in the benefit for income taxes reported in Discontinued Operations as of the second quarter of 2014 is expected as a result from a change in valuation allowance. The impact of that adjustment is not known at this time.

(b)	The direct operating results of the Information Security business and the Print Finishing business were presented in discontinued operations for the six months ended July 12, 2014 in Escalade’s Form 10-Q for the fiscal second quarter ended July 12, 2014. As a result, no pro forma adjustments were required.

(c)	These adjustments eliminate the operating results of the Information Security business as if the transaction occurred on December 30, 2012. Additionally, the adjustments include the elimination of the Print Finishing business that was sold on June 30, 2014.